Exhibit No. 99.1
News Release

COMMERCIAL METALS COMPANY REPORTS RECORD SECOND QUARTER FISCAL 2022 RESULTS

•Achieved record quarterly Earnings from Continuing Operations of $383.3 million, or $3.12 per diluted share
•Core EBITDA from continuing operations of $323.1 million increased 89% from the prior year period; trailing twelve-month Core EBITDA from continuing operations totaled over $1.1 billion
•North America downstream backlog grew 9% year-over-year; new project bid volumes reached record second quarter level, underpinning robust demand outlook
•Continued advancement in CMC's growth strategy -- Pending acquisition of Tensar Corporation expected to close during fiscal third quarter; Arizona 2 project remains on-track for early calendar 2023 startup

Irving, TX - March 17, 2022 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal second quarter ended February 28, 2022. Earnings from continuing operations were $383.3 million, or $3.12 per diluted share, on net sales of $2.0 billion, compared to prior year period earnings from continuing operations of $66.2 million, or $0.54 per diluted share, on net sales of $1.5 billion.

During the second quarter of fiscal 2022, the Company recorded a net after-tax benefit of $195.8 million related to the gain recorded on the $313.0 million sale of its Southern California real estate, which was partially offset by costs associated with the opportunistic debt financings completed during the quarter. Excluding this benefit, second quarter adjusted earnings from continuing operations were $187.6 million, or $1.53 per diluted share, compared to adjusted earnings from continuing operations of $79.8 million, or $0.66 per diluted share, in the prior year period. "Adjusted EBITDA from continuing operations," "core EBITDA from continuing operations," "adjusted earnings from continuing operations" and "adjusted earnings from continuing operations per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, said, "Outstanding operational execution, combined with strong end-market demand, produced the second-best financial performance in CMC’s 107-year history, behind only the previous quarter. I am extremely proud of CMC’s entire team as they continue to optimize our business, improve efficiency and deliver the high-quality service our customers have come to expect, while also advancing CMC’s strategic vision. During the last twelve months, CMC generated core

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EBITDA from continuing operations of more than $1.1 billion, a clear demonstration of the earnings power created by the strategic actions taken in past years that have enabled us to take full advantage of current market conditions.”

Ms. Smith continued, “We look forward to building on CMC’s already world-class assets and operating platform with the addition of Tensar Corporation and the commissioning of our energy efficient rebar and merchant bar-capable Arizona 2 micro mill project. This growth, together with our recently announced micro mill in the Eastern U.S., represents the next chapter in CMC’s compelling story, which we expect will propel our organization to an even higher level of through-the-cycle earnings and return on capital.”

Augmented by proceeds from the Southern California real estate sale and the opportunistic debt financing during the quarter, the Company's cash and cash equivalents as of February 28, 2022 grew to $846.6 million. In addition, $684.9 million remained available under the Company's credit and accounts receivable facilities. This liquidity will be partially used to fund the acquisition of Tensar Corporation when the transaction closes.

On March 16, 2022, the board of directors declared a quarterly dividend of $0.14 per share of CMC common stock payable to stockholders of record on March 30, 2022. The dividend to be paid on April 13, 2022 marks 230 consecutive quarterly payments by the Company, and represents a 17% increase from the dividend paid in April 2021.

Business Segments - Fiscal Second Quarter 2022 Review
Demand conditions for CMC's finished steel products in North America were again robust during the quarter, with several key internal and external indicators pointing toward continued strength. Downstream bid volumes, a key indicator of the construction project pipeline, increased meaningfully from a year ago, while contract backlog also experienced growth. Demand from industrial end markets continued to trend positively, with most end use applications increasing compared to the prior year period.

The North America segment reported adjusted EBITDA of $535.5 million for the second quarter of fiscal 2022. Excluding a $273.3 million gain related to the sale of Southern California real estate, the segment generated adjusted EBITDA of $262.1 million for the quarter, an increase of 53% compared to $171.6 million in the prior year period. This improvement was driven by record margins on sales of both steel products and raw materials. Steel products have experienced four consecutive quarters of year-over-year margin expansion, while margins on raw material sales have grown for eight consecutive quarters. Controllable costs per ton of finished steel shipped increased in comparison to the first fiscal quarter primarily as a result of scheduled routine maintenance, which reduced production levels, as well as the impact of higher per unit purchase costs for freight and alloys.

Shipment volumes of finished steel, which include steel products and downstream products, followed typical seasonal patterns, but decreased approximately 10% from the prior year second quarter. The decline reflects the

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unusually strong steel product shipments that occurred during the prior year quarter. In addition, shipments this year were influenced by widespread weather challenges during the quarter, contributing to the year-over-year decline in volumes.

The average selling price for steel products increased by $346 per ton compared to the second quarter of fiscal 2021, while the cost of scrap utilized rose $92 per ton. The result was a year-over-year increase in margin over scrap of $254 per ton. The average selling price for downstream products increased by nearly $240 per ton from the prior year period and $77 per ton on a sequential basis. Future pricing indicators on new work entering the backlog remain positive, as average price levels for bids and new awards climbed significantly from the prior year period.

The Europe segment reported record adjusted EBITDA of $81.1 million for the second quarter of fiscal 2022, up 404% compared to adjusted EBITDA of $16.1 million for the prior year quarter. The improvement was driven by a significant expansion in margin over scrap and the addition of CMC Poland's third rolling line, as well as the absence of a major maintenance program that occurred in the prior year period. Similar to North America, underlying demand for steel products remained robust. Volumes of rebar, merchant bar, and wire rod each increased on a year-over-year basis, assisted by the new rolling line, which has improved production flexibility and the mill’s ability to capitalize on favorable market conditions. Average selling price increased by $319 per ton compared to the prior year quarter, driving a significant increase in margin over scrap of $203 per ton.

Outlook
Ms. Smith said, "We continue to anticipate strong fiscal year 2022 financial and operational performance. Current robust demand for each of CMC’s major product lines is expected to persist throughout the upcoming spring and summer construction season, underpinned by our growing downstream backlog as well as solid levels of new work entering the project pipeline. The war in Ukraine raises significant geopolitical and economic risks that we are monitoring closely. To date, CMC has not experienced any disruptions to our operations, workforce, or end-market demand."

"Shipment volumes of finished steel products have historically increased from second quarter levels, driven by seasonal factors, and we expect shipments during the third quarter of fiscal 2022 to follow these trends. We anticipate strong third quarter financial results, with margins remaining at high levels,” Ms. Smith added.

Conference Call
CMC invites you to listen to a live broadcast of its second quarter fiscal 2022 conference call today, Thursday, March 17, 2022, at 11:00 a.m. ET. Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will

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be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products and provide related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the United States and Poland.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the impact of the Russian invasion of Ukraine, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, metal margins, the effect of COVID-19 and related governmental and economic responses thereto, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, the proposed Tensar acquisition and the timing thereof, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan, and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans, or intentions.

Our forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2021, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our

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downstream contracts due to rising commodity pricing; impacts from COVID-19 on the economy, demand for our products, global supply chain and on our operations, including the responses of governmental authorities to contain COVID-19 and the impact of various COVID-19 vaccines; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of the Russian invasion of Ukraine on the global economy, energy supplies and raw materials, which is uncertain, but may prove to negatively impact our business and operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance of their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions, and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

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COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Six Months Ended
(in thousands, except per ton amounts)	2/28/2022	11/30/2021	8/31/2021	5/31/2021	2/28/2021	2/28/2022	2/28/2021
North America
Net sales	$1,614,224	$1,653,622	$1,660,409	$1,558,068	$1,257,486	$3,267,846	$2,452,499
Adjusted EBITDA	535,463	268,524	212,018	207,330	171,612	803,987	327,246

External tons shipped
Raw materials	329	334	331	368	302	663	632
Rebar	407	442	469	500	472	849	958
Merchant and other	245	257	302	289	268	502	532
Steel products	652	699	771	789	740	1,351	1,490
Downstream products	327	400	415	408	343	727	714

Average selling price per ton
Raw materials	$1,103	$1,034	$1,069	$949	$846	$1,068	$733
Steel products	1,041	976	900	794	695	1,007	653
Downstream products	1,169	1,092	1,014	963	929	1,126	931

Cost of raw materials per ton	$834	$766	$805	$697	$629	$800	$540
Cost of ferrous scrap utilized per ton	436	428	434	369	344	432	304

Steel products metal margin per ton	$605	$548	$466	$425	$351	$575	$349

Europe
Net sales	$395,758	$329,056	$368,290	$284,107	$202,066	$724,814	$396,662
Adjusted EBITDA	81,149	79,832	67,676	50,005	16,107	160,981	30,577

External tons shipped
Rebar	172	103	174	141	78	275	206
Merchant and other	278	262	286	263	275	540	544
Steel products	450	365	460	404	353	815	750

Average selling price per ton
Steel products	$851	$869	$763	$664	$532	$859	$495

Cost of ferrous scrap utilized per ton	$444	$434	$448	$376	$328	$439	$296

Steel products metal margin per ton	$407	$435	$315	$288	$204	$420	$199

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COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
(in thousands)	Three Months Ended					Six Months Ended
Net sales	2/28/2022	11/30/2021	8/31/2021	5/31/2021	2/28/2021	2/28/2022	2/28/2021
North America	$1,614,224	$1,653,622	$1,660,409	$1,558,068	$1,257,486	$3,267,846	$2,452,499
Europe	395,758	329,056	368,290	284,107	202,066	724,814	396,662
Corporate and Other	(1,094)	(877)	1,947	2,866	2,718	(1,971)	4,912
Total net sales	$2,008,888	$1,981,801	$2,030,646	$1,845,041	$1,462,270	$3,990,689	$2,854,073

Adjusted EBITDA from continuing operations
North America	$535,463	$268,524	$212,018	$207,330	$171,612	$803,987	$327,246
Europe	81,149	79,832	67,676	50,005	16,107	160,981	30,577
Corporate and Other	(52,493)	(34,334)	(31,897)	(36,214)	(45,986)	(86,827)	(72,457)

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COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands, except share and per share data)	2022	2021	2022	2021
Net sales	$2,008,888	$1,462,270	$3,990,689	$2,854,073
Costs and operating expenses (income):
Cost of goods sold	1,614,965	1,228,343	3,201,375	2,403,162
Selling, general and administrative expenses	127,985	120,829	251,563	234,525
Loss on debt extinguishment	16,052	16,841	16,052	16,841
Interest expense	12,011	14,021	23,046	28,280
Asset impairments	1,228	474	1,228	4,068
Gain on sale of assets	(273,099)	(5,412)	(274,082)	(5,481)
	1,499,142	1,375,096	3,219,182	2,681,395
Earnings from continuing operations before income taxes	509,746	87,174	771,507	172,678
Income taxes	126,432	20,941	155,304	42,534
Earnings from continuing operations	383,314	66,233	616,203	130,144

Earnings from discontinued operations before income taxes	—	197	—	447
Income taxes	—	73	—	141
Earnings from discontinued operations	—	124	—	306

Net earnings	$383,314	$66,357	$616,203	$130,450

Basic earnings per share (1)
Earnings from continuing operations	$3.16	$0.55	$5.08	$1.08
Earnings from discontinued operations	—	—	—	—
Net earnings	$3.16	$0.55	$5.08	$1.09

Diluted earnings per share (1)
Earnings from continuing operations	$3.12	$0.54	$5.02	$1.07
Earnings from discontinued operations	—	—	—	—
Net earnings	$3.12	$0.55	$5.02	$1.07

Cash dividends per share	$0.14	$0.12	$0.28	$0.24
Average basic shares outstanding	121,458,196	120,345,432	121,293,030	120,052,459
Average diluted shares outstanding	122,852,410	121,751,859	122,747,981	121,672,194
 _________________
(1) Earnings Per Share ("EPS") is calculated independently for each component and may not sum to Net EPS due to rounding.

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COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	February 28, 2022	August 31, 2021
Assets
Current assets:
Cash and cash equivalents	$846,587	$497,745
Restricted cash	153,113	3,384
Accounts receivable (less allowance for doubtful accounts of $5,446 and $5,553)	1,153,868	1,105,580
Inventories, net	1,142,446	935,387
Prepaid and other current assets	192,096	169,649
Assets held for sale	2,138	25,083
Total current assets	3,490,248	2,736,828
Property, plant and equipment, net	1,649,264	1,566,123
Goodwill	65,775	66,137
Other noncurrent assets	298,933	269,583
Total assets	$5,504,220	$4,638,671
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$414,025	$450,723
Accrued expenses and other payables	383,622	475,384
Current maturities of long-term debt and short-term borrowings	27,554	54,366
Total current liabilities	825,201	980,473
Deferred income taxes	146,179	112,067
Other noncurrent liabilities	217,138	235,607
Long-term debt	1,445,755	1,015,415
Total liabilities	2,634,273	2,343,562
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 121,495,868 and 120,586,589 shares	1,290	1,290
Additional paid-in capital	366,162	368,064
Accumulated other comprehensive loss	(91,876)	(84,820)
Retained earnings	2,745,117	2,162,925
Less treasury stock, 7,564,796 and 8,474,075 shares at cost	(150,978)	(152,582)
Stockholders' equity	2,869,715	2,294,877
Stockholders' equity attributable to non-controlling interests	232	232
Total stockholders' equity	2,869,947	2,295,109
Total liabilities and stockholders' equity	$5,504,220	$4,638,671

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COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended February 28,
(in thousands)	2022	2021
Cash flows from (used by) operating activities:
Net earnings	$616,203	$130,450
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	82,360	83,372
Stock-based compensation	25,870	21,758
Deferred income taxes and other long-term taxes	34,980	(8,129)
Loss on debt extinguishment	16,052	16,841
Asset impairments	1,228	4,068
Other	835	(105)
Amortization of acquired unfavorable contract backlog	—	(3,032)
Net gain on disposals of assets and other	(274,082)	(5,481)
Changes in operating assets and liabilities	(449,078)	(238,539)
Net cash flows from operating activities	54,368	1,203
Cash flows from (used by) investing activities:
Proceeds from the sale of property, plant and equipment and other	309,563	20,338
Capital expenditures	(191,562)	(87,688)
Proceeds from insurance	3,081	—
Net cash flows from (used by) investing activities	121,082	(67,350)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	740,403	296,250
Repayments of long-term debt	(313,174)	(357,792)
Debt extinguishment costs	(13,642)	(13,051)
Debt issuance costs	(2,977)	(1,124)
Proceeds from accounts receivable facilities	190,730	8,848
Repayments under accounts receivable facilities	(215,196)	(8,848)
Dividends	(34,011)	(28,833)
Treasury stock acquired	(17,010)	—
Stock issued under incentive and purchase plans, net of forfeitures	(10,719)	(4,536)
Contribution from non-controlling interest	—	19
Net cash flows from (used by) financing activities	324,404	(109,067)
Effect of exchange rate changes on cash	(1,283)	(419)
Increase (decrease) in cash, restricted cash, and cash equivalents	498,571	(175,633)
Cash, restricted cash and cash equivalents at beginning of period	501,129	544,964
Cash, restricted cash and cash equivalents at end of period	$999,700	$369,331

Supplemental information:
Cash paid for income taxes	$133,194	$48,757
Cash paid for interest	$24,916	$34,094

Noncash activities:
Liabilities related to additions of property, plant and equipment	$35,781	$16,252

Cash and cash equivalents	$846,587	$367,347
Restricted cash	153,113	1,984
Total cash, restricted cash and cash equivalents	$999,700	$369,331

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COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA from continuing operations, core EBITDA from continuing operations and adjusted earnings from continuing operations are non-GAAP financial measures. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of earnings from continuing operations to adjusted EBITDA from continuing operations and core EBITDA from continuing operations is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2022	11/30/2021	8/31/2021	5/31/2021	2/28/2021	2/28/2022	2/28/2021
Earnings from continuing operations	$383,314	$232,889	$152,313	$130,408	$66,233	$616,203	$130,144
Interest expense	12,011	11,035	11,659	11,965	14,021	23,046	28,280
Income taxes	126,432	28,872	40,444	38,175	20,941	155,304	42,534
Depreciation and amortization	41,134	41,226	42,437	41,804	41,573	82,360	83,372
Amortization of acquired unfavorable contract backlog	—	—	(1,495)	(1,508)	(1,509)	—	(3,032)
Asset impairments	1,228	—	2,439	277	474	1,228	4,068
Adjusted EBITDA from continuing operations	564,119	314,022	247,797	221,121	141,733	878,141	285,366
Non-cash equity compensation	16,251	9,619	8,119	13,800	12,696	25,870	21,758
Acquisition and integration related costs and other	—	3,165	—	—	—	3,165	—
Gain on sale of assets	(273,315)	—	—	(4,457)	(5,877)	(273,315)	(5,877)
Loss on debt extinguishment	16,052	—	—	—	16,841	16,052	16,841
Facility closure	—	—	—	—	5,694	—	10,908
Labor cost government refund	—	—	—	—	—	—	(1,348)
Core EBITDA from continuing operations	$323,107	$326,806	$255,916	$230,464	$171,087	$649,913	$327,648

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A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2022	11/30/2021	8/31/2021	5/31/2021	2/28/2021	2/28/2022	2/28/2021
Earnings from continuing operations	$383,314	$232,889	$152,313	$130,408	$66,233	$616,203	$130,144
Gain on sale of assets	(273,315)	—	—	(4,457)	(5,877)	(273,315)	(5,877)
Loss on debt extinguishment	16,052	—	—	—	16,841	16,052	16,841
Asset impairments	1,228	—	2,439	277	474	1,228	4,068
Acquisition and integration related costs and other	—	3,165	—	—	—	3,165	—
Facility closure	—	—	—	—	5,694	—	10,908
Labor cost government refund	—	—	—	—	—	—	(1,348)
Total adjustments (pre-tax)	$(256,035)	$3,165	$2,439	$(4,180)	$17,132	$(252,870)	$24,592

Tax items
International restructuring	—	(36,237)	—	—	—	(36,237)	—
Related tax effects on adjustments	60,274	(665)	(512)	878	(3,598)	59,609	(5,191)
Total tax items	$60,274	$(36,902)	$(512)	$878	$(3,598)	$23,372	$(5,191)
Adjusted earnings from continuing operations	$187,553	$199,152	$154,240	$127,106	$79,767	$386,705	$149,545
Earnings from continuing operations per diluted share	$3.12	$1.90	$1.24	$1.07	$0.54	$5.02	$1.07
Adjusted earnings from continuing operations per diluted share	$1.53	$1.62	$1.26	$1.04	$0.66	$3.15	$1.23

Media Contact:
Susan Gerber
(214) 689-4300